Exhibit 5.1

[Letterhead of The Lubrizol Corporation]

May 10, 2005

The Lubrizol Corporation
29400 Lakeland Boulevard
Wickliffe, Ohio 44092-2298

RE: The Lubrizol Corporation 2005 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

     I am Vice President and General Counsel of The Lubrizol Corporation (“Lubrizol”) and am delivering this opinion in connection with the filing with the Securities and Exchange Commission by Lubrizol of a Registration Statement on Form S-8 registering 4,000,000 Lubrizol Common Shares, no par value, authorized by shareholders for issuance under the Plan (the “Shares”). In connection with this filing, I have reviewed the proceedings of the Board of Directors of Lubrizol relating to the registration and proposed issuance of the Shares, the Amended Articles of Incorporation of Lubrizol and all amendments thereto, the Code of Regulations of Lubrizol and all amendments thereto, and such other documents and matters as I deemed necessary to provide the following opinion.

     Based on that review, I am of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended, the Shares when issued and delivered upon the exercise of options in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable under the Ohio Corporations Act.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

     I express no opinion as to any laws other than the General Corporation Law of the State of Ohio and the federal laws of the United States.

Very truly yours,

/s/ Joseph W. Bauer Joseph W. Bauer
Vice President and General Counsel